CONTACTS
From: Anthony J. DeFazio	For: Michael Happel, EVP and CIO
DeFazio Communications, LLC	American Realty Capital New York Recovery REIT, Inc.
tony@defaziocommunications.com	mhappel@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500
FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Places Two Properties
in Greenwich Village, Manhattan and Howard Beach, Queens
Under Contract for $36.5 Million

New York, NY, September 22, 2011 – American Realty Capital New York Recovery REIT, Inc. (the “Company”) announced today that its sponsor had entered into contracts pursuant to which the Company intends to acquire two properties aggregating $36.5 million in purchase price.

The Company, through its sponsor, executed a purchase and sale agreement to acquire a portfolio that includes four fee simple retail condominiums located at 122 Greenwich Avenue in the Greenwich Village neighborhood of Manhattan, New York. The condominiums are situated at the base of a 30-unit luxury residential condominium building, built in 2009, known as “One Jackson Square” at the intersection of Eighth Avenue and Greenwich Avenue that overlooks Jackson Square Park in Greenwich Village.

The One Jackson Square portfolio includes four retail units containing approximately 7,080 rentable square feet. Two condominiums are leased to TD Bank, one is leased to Starbucks and one is vacant.  Overall, 78% of the retail space is currently leased. The acquisition of the property is anticipated to close in November 2011.

The second property that the Company’s sponsor has placed under contract is a freestanding fee simple Duane Reade pharmacy located at 163-30 Cross Bay Boulevard in the Howard Beach neighborhood of Queens, New York, in a commercial corridor. The Duane Reade property consists of a one-story building totaling approximately 9,767 rentable square feet that was built in 2008. The property is 100% leased to Duane Reade, which operates a chain of over 253 pharmacies throughout New York. The lease is guaranteed by Walgreen Co., which purchased Duane Reade in 2010 to expand its reach into the greater New York area. The acquisition of the property is anticipated to close in late September 2011.

“We’re very pleased to have these two acquisitions under contract. They are consistent with our strategy of purchasing high-quality, income-producing, commercial real estate in New York City,” said Michael Happel, Chief Investment Officer and Executive Vice President for the Company. “These two acquisitions will complement our existing portfolio and will increase our total assets to approximately $120 million.”

American Realty Capital New York Recovery REIT, Inc. is a publicly registered, non-traded real estate investment program that has commenced its initial public offering of up to 150 million shares of common stock, at a purchase price of $10 per share, for an aggregate offering amount of up to $1.5 billion. The Company intends to use the proceeds from the offering to acquire commercial real estate in New York City. The Company is offering the shares of common stock on a “best efforts” basis through its affiliate, Realty Capital Securities, LLC, the dealer manager of the offering.

A registration statement relating to the offering of these securities has been filed with the U.S. Securities and Exchange Commission and declared effective. The offering will be made only by means of a prospectus. Copies of the prospectus for the offering may be obtained by contacting:  Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel: 1-877-373-3522.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to the following risks: The failure to qualify or maintain the requirements to be taxed as a REIT would reduce the amount of income available for distribution and limit the Company’s ability to make distributions to its stockholders.  No public market initially exists for the Company’s shares of common stock, and one may never exist for this or any other such type of real estate program. Securities are being offered on a best efforts basis. These are speculative securities and as such involve a high degree of risk. There are substantial conflicts among an offering and its sponsor, advisor, dealer manager and property manager. There is no assurance that the value of the real estate will be sufficient to return any portion of investors’ original capital. Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market and we cannot assure you that there will be growth in the value of the properties.

To arrange interviews with executives of American Realty Capital New York Recovery REIT, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.